EXHIBIT 10.30

December 13, 2001

Mr. Todd DeBonis
3 Porto Marino Lane
San Carlos, CA 94070

Dear Todd:

On behalf of Centillium Communications, Inc., (the "Company"), I am pleased to offer you the position of Vice President Worldwide Sales. You will be reporting directly to me.

Your salary structure will be comprised of the following components: 1) Base salary of $180,000 (One hundred eighty thousand dollars) annually and will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding); and 2) Commission for the first six month's of your employment will be guaranteed at the 50% level. After that, the commission structure will break out as follows, based on the achievement of the annual corporate revenue plan. Overall revenue quota will be assigned annually and adjusted periodically, based on business necessity, by the CEO.

Annual Revenue Quota Percentage Achieved	Annual Commission as a Percentage of Base Salary
<85%	Zero
>85% and <100%	25%
>=100% up to 200%	50% linear up to 100%

You will accrue 3.69 hours vacation / personal time per pay period, totaling twelve days paid vacation annually. Your salary will be paid on a bi-weekly basis. All company benefits begin on the 1st day of the month following your start date.

It will be recommended to the Centillium Communications, Inc. Board of Directors that you be eligible to participate in the Centillium Communications, Inc. Stock Option Program. Subject to this approval, you will be granted 225,000 shares (Two hundred twenty-five thousand) in three separate grants (175,000; 25,000; 25,000).

    The first option is to purchase 175,000 (One hundred seventy-five thousand) shares (standard four year vest) of the Company's Common Stock at an exercise price equal to the fair market value at the close of the NASDAQ market on the date you begin employment with the Company.
    The other two option grants will be in the amounts of 25,000 each (Fifty thousand) with a five-year cliff vest. They will be based on obtaining a minimum revenue stream of $500,000 per customer (after design wins), from two major OEM accounts, within the first twelve months of the agreed upon plan. The expectations of achieving these two grants will be outlined, agreed upon, and documented within your first thirty days. These two option grants, only, will be accelerated once revenue is booked and collected from these two accounts, either concurrently or separately.

Todd DeBonis

Page Two

If Centillium Communications, Inc. is acquired, merged, or a significant change of control occurs which impacts your job responsibilities in one of the following ways: a) your job is eliminated or if you are asked to leave the organization; b) your job responsibilities are significantly reduced, changed or altered; or c) you are forced to move to an unacceptable location, you and the Company agree that your first grant of 175,000 stock options would be accelerated by one full year. If you are with the organization less than one year, and have not had the opportunity to full fill your obligation outlined in paragraph four, second bullet point, then the other two stock option grants (totaling 50,000 stock options) would accelerate completely.

If your employment should end at the request of the CEO (and not based on cause), prior to one year of employment, Centillium Communications agrees that your first grant of 175,000 stock options would be accelerated by one full year.

Your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Communications, Inc., improperly use or disclose proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that you will not bring onto the premises of Centillium Communications, Inc., any unpublished document or proprietary information belonging to any such employer, person, or entity, unless consented to in writing by such employer, person, or entity.

Your acceptance of this offer represents the sole agreement between you and Centillium Communications, Inc., no prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Communications is an "at-will" employer, which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is valid until 12:00 pm on December 18, 2001. Please indicate your acceptance and start date by signing and returning this letter. For your convenience, you may fax a signed copy to the following confidential fax number: 510-771-3697.

Sincerely,

Faraj Aalaei

Chief Executive Officer

The foregoing terms and conditions are hereby accepted:

Start Date: _____________________

Signed:________________________

Todd DeBonis

Date: ____________________________